Exhibit 99.1

For Immediate Release

Phibro Animal Health Corporation Announces Gerald Carlson Retirement, Larry Miller Promotion

TEANECK, N.J., May 31, 2016 (GLOBE NEWSWIRE) – Phibro Animal Health Corporation (NASDAQ:PAHC) today announced that Gerald Carlson, Chief Operating Officer, will retire after 14 years with Phibro, effective July 1, 2016.

Jack Bendheim, Phibro’s Chairman, President and Chief Executive Officer commented, “During his tenure, Jerry played a critical role in Phibro's business success. He was instrumental to Phibro’s strategic direction and the growth of our business, programs and people. We greatly appreciate his contributions to shaping the organization.” Carlson will continue as a member of the Board of Directors.

Effective July 1, 2016, Larry Miller will be promoted to Chief Operating Officer. “During his eight years as President, Animal Health, Larry has built a strong global organization. His leadership has been key to the success of Phibro’s sales growth worldwide. He has also been a driver of the vaccine acquisitions which are a part of Phibro’s strategic platform to bring animal health solutions to our customers,” Jack Bendheim said.

About Phibro Animal Health Corporation

Phibro Animal Health Corporation is a diversified global developer, manufacturer and marketer of a broad range of animal health and mineral nutrition products for use in the production of poultry, swine, cattle, dairy and aquaculture. The company reported net sales of $749 million for the fiscal year ended June 30, 2015. For further information, please visit www.pahc.com.

Contact:

Richard Johnson

Chief Financial Officer, Phibro Animal Health Corporation

+1 201-329-7300

investor.relations@pahc.com